CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH
THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE
SUCH OMISSIONS

Exhibit 2.4
AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (the “Agreement”) is entered into as of January 28, 2011, among CURNA, INC., a corporation organized under the laws of Delaware (the “Company”), the individuals or entities listed on Schedules 2.3(b)(i) and 2.3(b)(ii) attached hereto (individually a “Seller” and collectively the “Sellers”), KUR, LLC, a Florida limited liability company, and the entity designated as the Sellers’ Representative herein, OPKO Pharmaceuticals, LLC, a Delaware limited liability company (“Buyer”), and OPKO CURNA LLC, a Delaware limited liability company and wholly-owned subsidiary of Buyer (“Merger Sub”).
RECITALS
     A. The Company is engaged in the discovery of new drugs for the treatment of a wide variety of human illness, metabolic disorders, and genetic anomalies.
     B. The parties desire to effect an acquisition of the Company by Buyer through a merger of the Company with and into Merger Sub on the terms and conditions specified herein.
     NOW, THEREFORE, in consideration of the recitals and the respective mutual covenants, representations, warranties and agreements contained in this Agreement, the parties agree as set forth below.
ARTICLE 1

Definitions
     In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the meanings indicated below:
     “Affiliate” of a specified Person means a Person who directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the specified Person. As used in the foregoing sentence, the term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, or such other relationship as, in fact, constitutes actual control.
     “Agreement” means this Agreement together with all exhibits and schedules referred to herein.
     “Closing Date” means the date on which the Certificate of Merger is filed with the Secretary of State of Delaware, or such other closing date as may be mutually agreed to among the parties in writing.
     “Closing Date Payment” shall mean the sum of the amounts payable to the Paying Agent at the Effective Time on the Closing Date pursuant to Sections 2.3(b)(i) and 2.3(b)(ii).

     “Company Intellectual Property” means the Intellectual Property owned by the Company.
     “Company IP Agreements” means (a) licenses of Intellectual Property by the Company to any third party, (b) licenses of Intellectual Property by any third party to the Company, (c) agreements between the Company and any third party relating to the development or use of Intellectual Property, and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Company Intellectual Property.
     “Contracts” means all contracts, agreements, covenants, commitments and other instruments of any kind, whether oral or written, to which the Company is a party or to which the assets or properties of the Company are bound.
     “Deferred Merger Consideration” means the portion of the Merger Consideration determined in accordance with Schedule 2.3(b)(iii).
     “Effective Time Payables” means those liabilities and obligations of the Company, not to exceed $600,000 in the aggregate, to be paid or assumed by the Buyer at the Effective Time as provided in Section 2.3(d).
     “Environmental Laws” means any domestic or foreign statute, law, ordinance, regulation, rule, code or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
     “Guaranty” means, as to any Person, any contract, agreement or understanding of such Person pursuant to which such Person guarantees the indebtedness, liabilities or obligations of others, directly or indirectly, in any manner, including agreements to purchase such indebtedness, liabilities or obligations, or to supply funds to or in any manner invest in others, or to otherwise assure the holder of such indebtedness, liabilities or obligations against loss.
     “Hazardous Materials” means (a) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated byphenyls or (b) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.
     “Intellectual Property” means any or all of the following owned, used or controlled by the Company: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all trade secrets and confidential business information (including databases, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (e) all computer programs and software (including data and source and object codes and related documentation); (f) all other property rights and all licenses and sublicenses granted by or to the Company that relate to any of the foregoing; and (g) all copies and tangible embodiments thereof (in whatever form or medium).

     “Knowledge” means, with respect to any representation or warranty or other statement in this Agreement qualified by the knowledge of the Company, the actual knowledge of each director or officer of the Company, and with respect to any representation or warranty or other statement in this Agreement qualified by the knowledge of any other party, the actual knowledge of the officer of the party responsible for such information, in each case, following a reasonable investigation as to the matters that are subject to such representation, warranty or other statement.
     “Law” means any law, statute, ordinance, rule, regulation, order, writ, judgment or decree.
     “Liabilities” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), any and all actions, suits, proceedings, demands, liabilities, damages, claims, deficiencies, fines, penalties, interest, assessments, judgments, losses, Taxes, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel and experts.
     “Licensed Intellectual Property” means Intellectual Property licensed to the Company pursuant to the Company IP Agreements.
     “Liens” means any liens, claims, charges, rights, pledges, security interests, mortgages, options, title defects or other encumbrances, restrictions or limitations of any nature whatsoever.
     “Material Adverse Effect” means any change in or effect on the business of the Company that is, or could reasonably be expected to be, materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise), prospects or results of operations of the Company taken as a whole.
     “Merger Consideration” has the meaning set forth in Section 2.3(a).
     “Noteholder” means Joseph Collard.
     “Notes” means those convertible promissory notes of the Company in favor of the Noteholder, dated June 1, 2009, March 1, 2010, September 20, 2010 and January 28, 2011, in the respective principal amounts of $1,000,000, $250,000, $350,000, and $310,000 (not yet documented by Note).
     “Optionholders” means the individuals or entities who or which collectively own all of the issued and outstanding options, warrants or other rights to purchase or acquire any capital stock of the Company. The Optionholders are listed on Schedule 2.3(b)(ii) attached hereto.

     “Organizational Documents” means any and all documents pursuant to which an entity is organized and/or operates under the applicable laws of its jurisdiction.
     “Paying Agent” means Angell Corporate Services, Inc. (“Paying Agent”), as Paying Agent under that certain Paying Agent Agreement (the “Paying Agent Agreement”) of even date among the Buyer, the Company and the Paying Agent.
     “Percentage Interest” means the percentage interest of each Seller based on the number of shares of the Company’s Common Stock held by such Shareholder or number of vested options to which such Optionholder is entitled, divided by the total number of outstanding shares of Common Stock and vested options, as shown on Schedules 2.3(b)(i) and 2.3(b)(ii).
     “Person” means any natural person, corporation, limited liability corporation, unincorporated organization, partnership, association, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government, or any other entity.
     “Securities” means all of the issued and outstanding equity interests in the Company as of the Effective Time.
     “Sellers” means, collectively, the Shareholders and the Optionholders.
     “Seller’s Representative” means KUR, LLC, a Florida limited liability company designated by the Sellers to act as the representative of the Sellers pursuant to this Agreement.
     “Shareholders” means the individuals or entities who or which collectively own all of the issued and outstanding capital stock of the Company. The Shareholders are listed on Schedule 2.3(b)(i) attached hereto.
     “Subsidiary” of a specified Person means a Person in which such Person owns, directly or indirectly, an equity interest of 50% or more, or any Person which may be controlled by, or under common control with the specified Person, whether through the ownership of Voting Securities, by contract or otherwise.
     “Tax” means any national, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, all gross receipts, sales, use, ad valorem, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, assets, minimum income, environmental, customs, duties, real property, personal property, capital stock, social security obligations or contributions, unemployment, disability, payroll, license, employee or other withholding, or other tax or governmental charge, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.
     “Transaction Documents” means this Agreement, the Paying Agent Agreement and all other documents to be executed and delivered by either party pursuant to or in connection with this Agreement and consummation of the transactions contemplated hereby.

ARTICLE 2
The Merger; Consideration
     2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (“DGCL”), the Company will be merged with and into Merger Sub in accordance with the DCGL (the “Merger”) through the filing of a Certificate of Merger with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as the Certificate of Merger have been duly filed or at such other time as specified in the Certificate of Merger (the “Effective Time”)
     2.2 Effect of the Merger. At the Effective Time, the separate existence of the Company shall cease, and Merger Sub shall (i) continue as the surviving entity of the Merger, (ii) be governed and continue its existence as a limited liability company formed under the laws of Delaware, and (iii) succeed to and assume all rights and obligations of the Company and Merger Sub in accordance with the DGCL. Merger Sub as the surviving entity after the Merger is hereinafter sometimes referred to as the “Surviving Entity.”
     2.3 Conversion of Securities of Company; Merger Consideration.
     (a) In connection with the Merger, Buyer has agreed to pay an aggregate of (i) Ten Million Dollars plus (ii) the Deferred Merger Consideration payable pursuant to Section 2.3(b)(iii), less (iii) the amount payable pursuant to Section 2.3(b) (the “Merger Consideration”).
     (b) At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or their respective shareholders, all of the Securities of the Company issued and outstanding immediately prior to the Effective Time shall be canceled and converted automatically into the right to receive the Merger Consideration, payable as follows:
          (i) An aggregate of $7,422,241.63, constituting a portion of the Closing Date Payment, shall be paid at the Effective Time to the Paying Agent for the benefit of the Shareholders pursuant to the Paying Agent Agreement, allocated among the Shareholders as set forth on Schedule 2.3(b)(i);
          (ii) An aggregate of $243,571.00, constituting the balance of the Closing Date Payment, shall be paid at the Effective Time to the Paying Agent for the benefit of the Optionholders pursuant to the Paying Agent Agreement, allocated among the Optionholders as set forth on Schedule 2.3(b)(ii); and
          (iii) A contingent amount, designated herein as the Deferred Merger Consideration, shall be payable to the Sellers’ Representative at the times and in the amounts. determined in accordance with Schedule 2.3(b)(iii).
     (c) At the Effective Time, Buyer shall, on behalf of the Company, pay to the Paying Agent for the benefit of the Noteholder pursuant to the Paying Agent Agreement, the sum of $2,121,938.67 (which represents the aggregate principal and interest outstanding on the Notes as of Closing), following which the Notes shall be deemed cancelled and paid in full and all obligations of the Company under the Notes shall be fully and finally satisfied and discharged.

     (d) At the Effective Time, Buyer shall, on behalf of the Company, pay to the Paying Agent for the benefit of certain obligees of the Effective Time Payables the sum of $543,735.71, (which represents the amount of the Effective Time Payables listed on Schedule 2.3(d) to be paid at the Effective Time out of funds provided by the Buyer), to be applied by the Paying Agent to the satisfaction of the Effective Time Payables due at the Effective Time (“Closing Payables”), and pursuant to the Merger, the Buyer and Merger Sub shall assume and pay when and as due, the remaining Effective Time Payables of $54,285.98 listed on Schedule 2.3(d) to be paid after the Effective Time in the ordinary course (“Assumed Liabilities”). Except for the Closing Payables and Assumed Liabilities, and for liabilities incurred by the Company after Closing in the ordinary course pursuant to agreements disclosed in the Disclosure Schedules, neither Buyer, Merger Sub or the Company shall be responsible for any Liabilities of the Company, and such Liabilities shall reduce dollar for dollar the amount of the Merger Consideration otherwise payable to the Sellers. The Paying Agent shall be authorized pursuant to the Paying Agent Agreement to utilize $212,248.69 of the Closing Date Payment of the Merger Consideration payable pursuant to Section 2.3(b)(i) and 2.3(b)(ii) to pay the remaining balances of the Effective Time Payables due at the Effective Time, as shown on Schedule 2.3(d), and for the other uses and Liabilities identified on Schedule 2.3(d), totaling $755,984.40 (the “Seller Liabilities”).
     2.4 Certificate of Formation; Bylaws. At and as of the Effective Time, the Certificate of Formation of the Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Formation of the Surviving Entity. At and as of the Effective Time, the limited liability company agreement of the Merger Sub as in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Entity until amended or repealed in accordance with the provisions thereof and applicable law.
     2.5 Directors and Officers. At and as of the Effective Time, the managers and officers of the Merger Sub immediately prior to the Effective Time shall be the managers and officers of the Surviving Entity and shall serve in such capacities until their respective successors are duly elected and qualified.
ARTICLE 3
Representations and Warranties of Buyer and Merger Sub
     In order to induce the Company and the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer and Merger Sub make the representations and warranties set forth below to the Company and the Shareholders.
     3.1 Organization. Each of Buyer and Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Buyer and Merger Sub are duly qualified or licensed to do business, and are in good standing, in each jurisdiction where the character of the properties owned, leased or operated by their or the nature of their businesses makes such qualification or licensing necessary. Buyer and Merger Sub have all requisite right, power and authority to (a) own or lease and operate their properties, (b) conduct their businesses as presently conducted and (c) engage in and consummate the transactions contemplated hereby.

     3.2 Authorization; Enforceability. Each of Buyer and Merger Sub has all requisite right, power and authority to execute and deliver the Transaction Documents and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents by Buyer and Merger Sub and the consummation by Buyer and Merger Sub of the transactions contemplated thereby have been duly authorized by all requisite corporate or other action. The Transaction Documents have been duly executed and delivered by Buyer and Merger Sub, and constitute the legal, valid and binding obligation of Buyer and Merger Sub, enforceable in accordance with their respective terms.
     3.3 No Violation or Conflict. The execution and delivery of the Transaction Documents by Buyer and Merger Sub, the consummation by Buyer and Merger Sub of the transactions contemplated thereby, and compliance by the Buyer and Merger Sub with the provisions hereof: (a) do not and will not violate or, if applicable, conflict with any provision of Law, or any provision of Buyer’s or Merger Sub’s Organizational Documents; and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance or require any consent under, any instrument or agreement to which Buyer or Merger Sub is a party or by which Buyer or Merger Sub or their properties may be bound or affected.
     3.4 Brokers. Neither Buyer nor Merger Sub has employed any financial advisor, broker or finder and has not incurred and will not incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses, in connection with the transactions contemplated by this Agreement, which would be payable by the Company.
ARTICLE 4
Representations and Warranties of the Company
     In order to induce Buyer and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, the Company makes the representations and warranties set forth below to Buyer and Merger Sub.
     4.1 Organization. The Company has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary. The Company has all requisite right, power and authority to (a) own or lease and operate its properties, (b) conduct its business as presently conducted and (c) engage in and consummate the transactions contemplated hereby. The Company is not in default under its Organizational Documents.
     4.2 Authorization; Enforceability. The Company has all requisite right, power and authority to execute and deliver the Transaction Documents and consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all requisite corporate action. The Transaction Documents have been duly executed and delivered and constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms.

     4.3 No Violation or Conflict. Except as set forth on Schedule 4.3, the execution and delivery of the Transaction Documents by the Company and the consummation by the Company of Schedule 4.3, the execution and delivery of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby, and compliance by the Company with the provisions hereof: (a) do not and will not violate or conflict with any provision of Law or any provision of the Company’s Organizational Documents; and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance or require any consent under, or result in the creation of any Lien upon any property or assets of the Company pursuant to any instrument or agreement to which the Company is a party or by which the Company or its properties may be bound or affected.
     4.4 Organizational Documents and Corporate Records. A true and complete copy of (a) the Organizational Documents of the Company, as amended, and (b) a copy of the minute book of the Company has been delivered to Buyer. Such minute book contains complete and accurate records of all meetings and other corporate actions of the board of directors, committees of the board of directors, and shareholders of the Company from the date of its incorporation to the date hereof. All matters requiring the authorization or approval of the board of directors, a committee of the board of directors, or the shareholders of the Company have been duly and validly authorized and approved by them.
     4.5 Subsidiaries. The Company has no Subsidiaries or equity interests in any other Person.
     4.6 Capitalization. The authorized share capital of the Company is as set forth on Schedule 4.6. Schedule 4.6 sets forth all Securities which are issued and outstanding and, except as set forth on Schedule 4.6, all of such Securities have been duly authorized, are validly issued, fully paid and nonassessable and were issued in compliance with applicable state and federal securities laws. To the Knowledge of the Company and except as set forth on Schedule 4.6, all outstanding Securities are owned by the Shareholders free and clear of all Liens, preemptive rights, rights of first refusal, registration rights, limitations on the Shareholders’ voting rights, voting agreements, shareholder agreements, charges or other encumbrances, transfer restrictions, or agreements of any nature whatsoever. The Company has no (and has not since inception had any) investment or equity interest in any other Person. None of the Securities were issued in violation of any preemptive rights or rights of first refusal, or other agreements or rights. Except as set forth on Schedule 4.6, no written or oral agreement or understanding with respect to the disposition of the Securities or any rights therein, other than this Agreement, exists. The Company does not have and will not have any liability or obligation of any nature whatsoever to any former shareholder, and the consummation of the transactions contemplated by this Agreement will not trigger any preemptive rights, rights of first refusal, or similar obligations, or any obligation to provide notice to any shareholder.

     4.7 Rights, Warrants, Options. The Company has reserved 125 shares of Company common stock for issuance to officers, directors, employees, and consultants of the Company pursuant to its 2008 Equity Incentive Plan, which has been duly adopted by the Company’s board of directors and shareholders. The Company has furnished to Buyer complete and accurate copies of the 2008 Equity Incentive Plan and agreements for use thereunder. Except as set forth on Schedule 2.3(b)(ii) there are no stock options, warrants, stock appreciation, phantom stock or other rights, arrangements or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock or equity interests of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company. There are no outstanding obligations of the Company to redeem or otherwise acquire any of the Securities. There are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.
     4.8 Financial Statements. The Company has delivered to Buyer a true and complete copy of (A) the consolidated balance sheet of the Company for the fiscal years ended on June 30, 2010, 2009, and 2008, and the audited consolidated profit and loss statement for the fiscal years ended on June 30, 2010, 2009, and 2008, including any related notes and the consolidated supplements, and (B) the unaudited balance sheet of the Company through the month ended December 31, 2010, and the unaudited consolidated profit and loss statement of the Company for the period ending on that date (collectively, the “Financial Statements”). The Financial Statements: (a) have been prepared in accordance with the books of account and records of the Company; (b) fairly present, and are true, correct and complete statements of the consolidated financial condition of the Company and the results of its operations at the dates and for the periods specified in those statements; and (c) have been prepared in accordance with United States generally accepted accounting principles, consistently applied with prior periods, except that such unaudited Financial Statements do not include all information and footnotes required by United States generally accepted accounting principles. At Closing, the Company will also deliver to Buyer an unaudited preliminary balance sheet as of the Closing Date (the “Closing Trial Balance”). The Closing Trial Balance will (x) be prepared in accordance with the books of account and records of the Company and (y) fairly present a true, correct and complete statement in all material respects of the consolidated financial condition of the Company at the Closing Date.
     4.9 Absence of Undisclosed Liabilities. Except as set forth on Schedule 4.9, and except for obligations arising post-closing in the ordinary course pursuant to agreements disclosed in the Disclosure Schedules, the Company does not have and will not have on the Closing Date any debts, Liabilities, commitments or obligations of any nature whatsoever, whether accrued, absolute, contingent or otherwise, other than as provided for in this Agreement. To the Knowledge of the Company, there is no basis for assertion against the Company of any such debt, Liability, commitment or obligation not so disclosed. For the avoidance of doubt, Buyer is not assuming any debt, Liabilities, commitments or obligations not specifically included as Closing Payables or Assumed Liabilities in Section 2.3(d) or obligations arising post-closing in the ordinary course pursuant to agreements otherwise disclosed in the Disclosure Schedules, and Buyer will be indemnified for such pursuant to Section 6.4.
     4.10 Guaranties. Except as set forth in Schedule 4.10, the Company is not a party to any Guaranty, and no Person is a party to any Guaranty for the benefit of the Company.

     4.11 Accounts and Notes Receivable and Payable. Set forth on Schedule 4.11 is a true and complete aged list of unpaid accounts and notes receivable owing to and owed by the Company as of Closing, including the Effective Time Payables. Except as set forth on Schedule 4.11, all of such accounts and notes receivable and payable constitute only bona fide, valid and binding claims arising in the ordinary course of the business, subject, with regard to receivables to no valid defenses, counterclaims or setoffs.
     4.12 Absence of Material Adverse Effects. Since June 30, 2010, and except as otherwise disclosed on Schedule 4.12, the Company has conducted its businesses only in the ordinary and usual course and in a manner consistent with past practices and, since such date: (a) there has been no Material Adverse Effect; and (b) the Company has not engaged or agreed to engage in any of the actions described below:
     (a) amend or otherwise change its Organizational Documents;
     (b) issue, sell or authorize for issuance or sale, shares of any class of its securities (including, but not limited to, by way of stock split or dividend) or any subscriptions, options, warrants, rights or convertible securities, or enter into any agreements or commitments of any character obligating them to issue or sell any such securities;
     (c) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares;
     (d) declare or pay any dividend or other distribution (whether in cash, stock or other property) with respect to its capital stock or repay any irrevocable capital contribution;
     (e) sell, transfer, surrender, abandon or dispose of any of its assets or property rights (tangible or intangible), except in the ordinary course of business consistent with past practices;
     (f) grant or make any Lien or subject itself or its properties or assets to any Lien, except in the ordinary course of business consistent with past practices;
     (g) grant any license or sublicense of any right under or with respect to any Intellectual Property;
     (h) create, incur or assume any indebtedness or any Liability, except in the ordinary course of business consistent with past practices;
     (i) make or commit to make any capital expenditures;
     (j) grant or become subject to any Guaranty;
     (k) apply any of their respective assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly by, to or for the benefit of the Company or any Affiliate thereof or to the prepayment of any such amounts or engage in any transactions with any Affiliate;

     (l) write off the value of any assets, inventory or any accounts receivable or increase, the reserves for obsolete, damaged, spoiled or otherwise not usable inventory or doubtful or uncollectable receivables;
     (m) increase the compensation payable or to become payable to directors, officers or employees, other than increases in the ordinary course of business and consistent with past practice or grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Affiliate thereof, or establish, adopt, enter into or materially amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;
     (n) enter into any transaction, commitment or agreement, or amend or terminate any existing Contract material to the Company;
     (o) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership, other business organization, Person or any division thereof or any assets;
     (p) alter the manner of keeping its books, accounts or records, or change in any manner the accounting practices, methods or assumptions therein reflected;
     (q) agree to accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular dates or the date when the same could have been collected in the ordinary course of business consistent with past practices;
     (r) waive, release, assign, settle or compromise any claims or litigation;
     (s) make any Tax election or settle or compromise any federal, state or local or federal income Tax liability;
     (t) take or omit to take any action which is intended to render any of the Company’s representations or warranties untrue or misleading, or which would be a material breach of any of the covenants of this Agreement;
     (u) take any action which could have a Material Adverse Effect; or
     (v) agree, whether in writing or otherwise, to do any of the foregoing
     4.13 List of Accounts. Set forth on Schedule 4.13 is: (a) the name and address of each bank or other institution in which the Company maintains an account (cash, securities or other) or safe deposit box; (b) the name and phone number of the Company’s contact person at such bank or institution; (c) the account number of the relevant account and a description of the type of account; and (d) the persons authorized to transact business in such accounts.

     4.14 Tax Matters. All Tax returns and other similar documents required to be filed with respect to the Company have been timely filed (after taking into account any extensions to file) with the appropriate governmental authorities in all jurisdictions in which such returns and documents are required to be filed prior to the Closing Date, all of the foregoing as filed are true, correct and complete and reflect accurately all liabilities for Taxes of the Company for the periods to which such returns and documents relate, and all amounts shown as owing thereon have been paid. No claims or deficiencies have been asserted against the Company with respect to any Taxes which have not been paid or otherwise satisfied or for which accruals or reserves have not been made in the Financial Statements, and to the Knowledge of the Company, there exists no reasonable basis for the making of any such claim. The Company has not waived any restrictions on assessment or collection of Taxes or consented to the extension of any statute of limitations relating to taxation.
     4.15 Insurance. Set forth on Schedule 4.15 is a list of all insurance policies providing insurance coverage of any nature to the Company. The Company has delivered to Buyer a true and complete copy of all of such insurance policies, as amended. Such policies are sufficient for the compliance by the Company with all requirements of Law and all Company Contracts. All of such policies are in full force and effect and are valid and enforceable in accordance with their terms, and the Company has complied with all terms and conditions of such policies, including the payment of premium payments. To the Knowledge of the Company, none of the insurance carriers has indicated an intention to cancel or not renew any such policy. The Company does not have any claim pending or, to the Knowledge of the Company, anticipated against any of the insurance carriers under any of such policies, and there has been no actual or alleged occurrence of any kind which may give rise to any such claim.
     4.16 Assets. The Company owns, leases or has the legal rights to use all properties and assets (tangible and intangible) used or intended to be used in the conduct of the Company’s business and each item of equipment or other personal property included as an asset in the Financial Statements (the “Assets”). The Company has good and marketable title or leasehold interest to each Asset, free and clear of all Liens. The Assets constitute all of the assets and rights required to operate the business of the Company as previously conducted and as contemplated to be conducted. All of the Assets are in good operating condition and repair, ordinary wear and tear excepted. Schedule 4.16 sets forth a full and complete list of the material Assets owned by the Company.
     4.17 Intellectual Property.
     (a) Schedule 4.17(a) sets forth a true and complete list of (i) all patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications and domain names included in the Company Intellectual Property, (ii) all Company IP Agreements, and (iii) other Company Intellectual Property material to the Company’s business.
     (b) The Company is the exclusive owner of the entire right, title and interest in and to the Company Intellectual Property, and has a valid license to use the Licensed Intellectual Property in connection with the Company’s business. The Company is entitled to use all Company Intellectual Property and Licensed Intellectual Property in the continued operation of the Company’s business without limitation, subject only to the terms of the Company IP Agreements. The Company Intellectual Property and the Licensed Intellectual Property have not been adjudged invalid or unenforceable in whole or in part, and are valid and enforceable.

     (c) The conduct of the Company’s business as currently conducted does not infringe or misappropriate the Intellectual Property of any third party, and no Action alleging any of the foregoing are pending, and no Action has been threatened or asserted against any Shareholder or the Company alleging any of the foregoing. To the Knowledge of the Company, no Person is engaging in any activity that infringes the Company Intellectual Property.
     (d) No Company Intellectual Property is subject to any outstanding Governmental Order restricting the use of such Intellectual Property or that would impair the validity or enforceability of such Intellectual Property.
     4.18 Real Property.
     (a) The Company does not own any real property.
     (b) Schedule 4.18(b) sets forth the street address of each parcel of real property leased by the Company (the “Leased Real Property”). The Company has previously delivered to Buyer true and complete copies of all lease agreements, as amended to date (the “Leases”) relating to the Leased Real Property. The Company enjoys peaceable and undisturbed possession of the Leased Real Property.
     4.19 Compliance with Environmental Laws. The Company is in compliance with all applicable Environmental Laws. To the Knowledge of Company, there are no pending governmental claims, citations, notices of violation, judgments, decrees or orders issued against the Company for impairment or damage, injury or adverse effect to the environment or public health and, to the Knowledge of the Company and there have been no private complaints with respect to any such matters. To the Knowledge of the Company, there is no condition relating to any properties of the Company that would require any type of remediation, clean-up, response or other action under applicable Environmental Laws. The Company has complied with all applicable Environmental Laws in the generation, treatment, transportation, storage and disposal of Hazardous Materials.
     4.20 Employment Matters.
     (a) Employment Agreements. Schedule 4.20(a) sets forth all employment, consulting, severance, and indemnification arrangements, agreements and understandings between the Company and any officer, director, advisory board member, consultant or employee (“Employment Agreements”). The Company has delivered to the Buyer true and complete copies of all of the Employment Agreements. No Employment Agreement (i) will require any payment by the Company or Buyer to any director, officer or employee of the Company, or any other party, by reason of the change in control of the Company resulting from the transactions contemplated by this Agreement, or (ii) provides for the acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments, or other contingent obligations of any nature whatsoever of the Company in favor of any such parties. Except as set forth on Schedule 4.20(a), the terms of employment or engagement of all directors, officers, employees, agents, consultants and professional advisers of the Company are such that their employment or engagement may be terminated at any time without liability for payment of compensation or damages (other than, with respect to employees of the Company, the payment of the statutory minimum compensation) and the Company has not entered into any agreement or arrangement for the management of its business or any part thereof other than with its directors or employees.

     (b) Personnel. Schedule 4.20(b) contains the names, job descriptions and annual salary rates and other compensation of any kind of all officers, directors, advisory board members, consultants, and employees of the Company.
     (c) Employment Laws. Except as set forth on Schedule 4.20(c), the Company and each of the Company Subsidiaries has complied with all applicable employment Laws, including payroll, withholding and related obligations, benefits, social security, and does not have any obligation in respect of any amount due to employees of the Company or the Company Subsidiaries or government agencies, other than normal salary, other fringe benefits and contributions accrued but not payable on the date hereof.
     (d) Policies. Schedule 4.20(d) contains a list of all employee policies (written or otherwise), employee manuals or other written statements of rules or policies concerning employment, including working conditions, vacation and sick leave, a complete copy of each of which (or, if oral, an accurate written summary thereof) has been previously delivered to Purchasers.
     (e) Employee Benefit Plans. The Company offers no benefit to its employees other than those required by law.
     4.21 Labor Relations. There is no strike or dispute pending or, to the Knowledge of the Company, threatened involving any employees of the Company. None of the employees of the Company is a member of any labor union, and the Company is not a party to, otherwise bound by or, to the Knowledge of the Company, threatened with any labor or collective bargaining agreement. None of the employees of the Company are engaged in organizing any labor union or other employee group that is seeking recognition as a bargaining unit. There are no unfair labor practice complaints pending or, to the Knowledge of the Company, threatened against the Company, and no Person has made any claim, and there is no basis for any claim, against the Company under any statute, regulation or ordinance relating to employees or employment practices, including without limitation those relating to age, sex and racial discrimination, conditions of employment, and wages and hours.
     4.22 Contracts. Schedule 4.22 sets forth a list of all Contracts, (oral or written) to which the Company is a party, or by which any of its assets are bound or affected, which is material to the Company’s business, including without limitation. Schedule 4.22 further identifies each of the Contracts which contain anti-assignment, change of control or notice of assignment or change of control provisions. The Contracts are each in full force and effect and are the valid and legally binding obligations of the Company and, to the Company’s Knowledge, are valid and binding obligations of the other parties thereto. The Company has not received notice of default by the Company under any of the Company Contracts, and the Company is not in default under any Company Contract to which it is a party, and no event has occurred which with the giving of notice or lapse of time or both would constitute such a default. The Company has previously delivered or will deliver prior to the Closing Date to Buyer true, complete and correct copies of all such Contracts. None of the Contracts was entered into outside the ordinary course of business of the Company and none contain any provisions that could reasonably be expected to impair or adversely affect in any material way the operations of the Company.

     4.23 Related Parties. Except as set forth in Schedule 4.23, no officer, director, employee, consultant, or shareholder of the Company, nor any relative or spouse of such officer, director, employee, consultant or shareholder, has, directly or indirectly, (a) any ownership interest in any property or asset, tangible or intangible, including any Company Intellectual Property, used in the conduct of the Company’s business; (b) any interest in or is, directly or indirectly, a party to, any Contract, except as provided in Schedule 4.23; (c) any cause of action or claim whatsoever against, or owes any amount to, the Company except as provided in Schedule 4.23, or (d) any Liability to the Company. Except as set forth in Schedule 4.23, the Company has no Liability to any shareholder or its or their Representatives or Affiliates.
     4.24 Absence of Certain Business Practices. Neither of the Company nor, to the Knowledge of the Company, any of the Shareholders or current directors or officers of the Company (individually, an “Additional Party” and collectively, the “Additional Parties”), nor agents of the Company, nor any other Person acting on behalf of or associated with the Company, acting alone or together, has: (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier, official or employee of any government (domestic or foreign) or other Person; or (b) directly or indirectly, given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign) or other Person who was, is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction).
     4.25 Compliance with Laws. The Company is in compliance with all Laws and other legal requirements applicable to it or its properties, including without limitation those relating to (a) the development, testing, manufacture, packaging, labeling, distribution, consumer protection and marketing of products or the provision of services, (b) employment, safety and health and (c) building, zoning and land use. The Company has not received notification from any governmental or regulatory authority asserting that it is not in compliance with or has violated any of the Laws, which such governmental or regulatory authority enforces, or threatening to revoke any authorization, consent, approval, franchise, license, or permit, and the Company is not subject to any agreement or consent decree with any governmental or regulatory authority arising out of previously asserted violations.
     4.26 Governmental Authorizations. The Company has all authorizations, consents, approvals, franchises, licenses and permits required under applicable Law for the ownership of the Company’s properties and operation of its business as presently operated and as it is reasonably expected to be operated in the future, except that approval from the U.S. Food and Drug Administration to sell products of the Company has not been obtained (the “Permits”). No suspension nonrenewal or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened, and there is no reasonable basis therefor. The Company is not in conflict with, or in default or violation of any Permits.

     4.27 Legal Proceedings. The Company is not a party to any pending or, to the Knowledge of the Company, threatened, legal, administrative or other proceeding, arbitration, mediation, out-of-court settlement negotiation or investigation. To the Knowledge of the Company, no Person who is or was a director or officer of the Company is a party to any pending or threatened, legal, administrative or other proceeding, arbitration, mediation, out-of-court settlement negotiation or investigation in their capacity as directors or officers of the Company. The Company is not subject to any order, writ, injunction, decree or other judgment of any court or governmental or regulatory authority.
     4.28 Consent of Governmental Authorities. No consent, approval or authorization of, or registration, qualification or filing with any governmental or regulatory authority, or any other Person, is required to be made by the Company in connection with the execution, delivery or performance of this Agreement the Company or the consummation by the Company of the transactions contemplated hereby.
     4.29 Products and Services.
     (a) Schedule 4.29 lists (i) each product which is developed or currently under development by the Company, or licensed, distributed or sold by the Company (collectively, the “Products”) and (ii) each service provided by the Company (collectively, the “Services”). Each Product has been distributed or sold in accordance with, and each Service has been provided in compliance with, the applicable contractual commitments, express or implied warranties, product and service specifications and quality standards for such Product and Service, and the provisions of all applicable Laws. No Product or Service sold, provided or delivered by the Company is subject to any guaranty, warranty (other than warranties imposed by Law) or other indemnity.
     (b) At no time have any of the Products been recalled, withdrawn or suspended by the Company, voluntarily or otherwise; nor are there any pending Actions or proceedings seeking the recall, withdrawal, suspension or seizure of any Product; and neither the Company has received any regulatory letters, warning letters, or other notice of adverse findings.
     (c) There exist no set of facts: (i) which could furnish a basis for the withdrawal or suspension of any Permit, license, approval or consent of any Governmental Authority with respect to the Company, or any Product or Service; (ii) which could furnish a basis for the recall, withdrawal or suspension of any Product from the market, the termination or suspension of any clinical testing of any Product, or the change in marketing classification of any Product or (iii) which could furnish a basis for the termination or suspension of any Service.
     4.30 Brokers. The Company has not employed any financial advisor, broker or finder and have not incurred and will not incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement, which would be payable by the Company or Buyer.

     4.31 Disclosure. No representation or warranty of the Company contained in this Agreement, and no statement, notice, certificate or other document furnished by or on behalf of the Company to Buyer or its agents pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.
ARTICLE 5
Representations and Warranties of Sellers
     In order to induce Buyer and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Sellers, severally and not jointly, makes the representations and warranties set forth below to Buyer and Merger Sub with respect to himself, herself or itself.
     5.1 Title to Securities. Such Seller is the record and beneficial owner of the Securities listed opposite his or its respective name on Schedules 2.3(b)(i) and 2.3(b)(ii), as applicable, and such Securities are owned free and clear of any Liens whatsoever, including, without limitation, transfer restrictions, preemptive rights, registration rights, rights of first refusal, or any claims or rights under any voting trust agreements, shareholder agreements or other agreements. At the Closing, such Seller will accept the Merger Consideration provided for such Seller herein in exchange for all of such Seller’s right, title and interest in the Securities owned by him, her or it, which shall be free and clear of all Liens whatsoever.
     5.2 Authorization; Enforceability. Except as set forth on Schedule 5.2, no written or oral agreement or understanding with respect to the disposition of the Securities or any rights therein, other than this Agreement, exists. Such Seller has all requisite right, power and authority to execute and deliver the Transaction Documents and to consummate the transactions contemplated thereby. The Transaction Documents have been duly executed and delivered by such Seller and constitute the legal, valid and binding obligations of such Seller, enforceable in accordance with their respective terms.
     5.3 No Consent, Violation or Conflict. The execution and delivery of the Transaction Documents by such Seller and the consummation by such Seller of the transactions contemplated hereby, and compliance by the Seller with the provisions hereof, (a) do not require any prior governmental or regulatory consent, approval, or notice of any kind (b) do not and will not violate or, if applicable, conflict with any provision of Law, or any provision of such Seller’s Organizational Documents, and (c) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance or require any consent under, or result in the creation of any Lien upon any property or assets of such Seller pursuant to any instrument or agreement to which such Seller is a party or by which such Seller or such Seller’s properties may be bound or affected, except as set forth on Schedule 5.3.
     5.4 Litigation. There are no suits or proceedings pending or, to the Knowledge of such Seller, threatened before any court or by or before any governmental or regulatory authority, commission, bureau or agency or public regulatory body against such Seller which, if adversely determined, would interfere with such Seller’s ability to consummate the transactions contemplated hereby.

     5.5 Related Parties. Except as set forth on Schedule 5.5, and except for The Scripps Research Institute (“TSRI”) and its Affiliates, neither such Seller, nor, if applicable, any current officer or member of the Board of Directors of such Seller (a) owns, directly or indirectly, any significant interest in, or is a director, officer, employee, consultant or agent of, any Person which is a competitor of the Company; (b) owns, directly or indirectly, in whole or in part, any property, asset or right, real, personal or mixed, tangible or intangible that is material to the business, financial condition, prospects or results of operations of the Company taken as a whole; or (c) has an interest in or is, directly or indirectly, a party to any Contract.
     5.6 Consent to Merger and Merger Agreement. Each of the undersigned Shareholders hereby approves and consents to the Merger and approves the terms of the conditions of the Merger set forth in this Merger Agreement, which is also hereby approved. The consent and approval of the Shareholders set forth herein constitutes the approval by the Shareholders of the Company required for the Merger pursuant to Sections 251 and 264 of the DGCL.
ARTICLE 6
Additional Agreements
     6.1 Investigation; Notices. The representations, warranties and covenants set forth in this Agreement shall not be affected or diminished in any way by any investigation (or failure to investigate) at any time by or on behalf of the party for whose benefit such representations, warranties and covenants were made. All statements contained herein or in any schedule, certificate, exhibit, list or other document delivered pursuant hereto shall be deemed to be representations and warranties for purposes of this Agreement.
     6.2 Survival of the Representations and Warranties. The representations, warranties and covenants of each party set forth in this Agreement shall survive the Closing Date for a period of ***, except that (a) the representations set forth in Sections 4.14 (Tax Matters), 4.19 (Environmental), and 4.20 (Employment Matters) shall survive until the expiration of the applicable statute of limitation, and (b) the representations set forth in Sections 3.2 (Authorization), 4.2 (Authorization), 4.6 (Capitalization), 5.1 (Title) and 5.2 (Authorization) shall survive indefinitely.
     6.3 General Release. As additional consideration for the sale of the Securities pursuant to this Agreement, each of the Sellers hereby unconditionally and irrevocably releases and forever discharges, effective as of the Effective Time, and conditioned upon payment of the Merger Consideration and the Effective Time Payables, the Company and its officers, directors, employees, agents and each of the other Sellers, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown, relating to the Company which ever existed, now exist, or may hereafter exist, by reason of any tort, breach of contract, violation of law or other act or failure to act which shall have occurred at or prior to the Closing Date, or in relation to any other liabilities of the Company to such Seller. Notwithstanding the foregoing, nothing herein shall affect the rights and liabilities of the parties pursuant to that certain License Agreement, dated as of June 16, 2008, between the Company and TSRI, as amended (the “TSRI License”). The Sellers expressly intend that the foregoing release shall be effective regardless of whether the basis for any claim or right hereby released shall have been known to or anticipated by the Sellers.

     6.4 Indemnification.
     (a) Subject to Sections 6.2, the Sellers agree to indemnify and hold harmless Buyer, Merger Sub and their Affiliates and their respective directors, officers, employees and agents from, against and in respect of (i) any and all Liabilities, arising from any breach or violation of any of the representations and warranties of the Company or the Sellers contained in this Agreement or in any schedule, exhibit or attachment hereto, except that TSRI shall have no liability under this Section 6.4(a)(i), or (ii) as to each Seller severally and not jointly, any and all Liabilities arising from any breach or violation of the covenants or agreements of such Seller contained in this Agreement (such Liabilities being herein referred to as “Buyer’s Indemnifiable Losses”). The obligations of the Sellers to indemnify the Buyer, Merger Sub and their Affiliates for any breach of a representation or warranty contained in ARTICLE 5, shall be several, not joint, and shall be the obligation only of the Seller breaching such representation or warranty. In the event Buyer’s Indemnifiable Losses arise from a breach of the representations and warranties contained in ARTICLE 4, the Sellers other than TSRI shall be jointly and severally liable for the Buyer’s Indemnifiable Losses, provided that each *** and subject to the limitations set forth below:
          (x) ***;
          (y) ***; and
          (z) ***, any claims for Buyer’s Indemnifiable Losses shall be recoverable solely by way of *** and not by way of separate claim against any of the properties and assets of any Seller;
provided further that the limitations set forth in Section 6.4(a)(x)-(z) shall not apply in the event of actual fraud on the part of the Sellers or the Company or in the case of a breach by the Company of the representations set forth in Section 4.2 (Authorization) or 4.6 (Capitalization).
     (b) Subject to Sections 6.2, Buyer and Merger Sub agree to indemnify and hold harmless the Company, the Sellers, directors, officers, employees and agents from, against and in respect of the full amount of any and all Liabilities, arising from (A) any breach or violation of any of the representations and warranties of Buyer and Merger Sub contained in this Agreement or in schedule, exhibit or attachment hereto, or any document or certificate delivered by Buyer or Merger Sub at or prior to the Closing, or (B) any and all Liabilities arising from any breach or violation of the covenants or agreements of Buyer and Merger Sub contained in this Agreement.

     (c) Indemnification Procedure as to Third Party Claims.
          (i) Promptly after Buyer obtains knowledge of the commencement of any third party claim, action, suit or proceeding or of the occurrence of any event or the existence of any state of facts which may become the basis of a third party claim (any such claim, action, suit or proceeding or event or state of facts being hereinafter referred to in this Section 6.4 as a “Claim”), in respect of which Buyer is entitled to indemnification under this Agreement, Buyer shall notify the Seller Representative of such Claim in writing; provided, however, that any failure to give notice (A) will not waive any rights of the Buyer and (B) will not relieve the Sellers of their obligations as hereinafter provided in this Section 6.4 after such notice is given unless the Sellers are materially adversely affected thereby. With respect to any Claim as to which such notice is given, the Sellers will assume the defense or otherwise settle such Claim with counsel reasonably satisfactory to Buyer and experienced in the conduct of Claims of that nature at the Sellers’ sole risk and expense; provided, however, that Buyer (1) shall be permitted to join the defense and settlement of such Claim and to employ counsel reasonably satisfactory to it at its expense, and (2) shall cooperate fully with the Sellers in the defense and any settlement of such Claim in any manner reasonably requested by the Sellers. The Sellers shall not make any settlement of any claims without the written consent of Buyer, which shall not be unreasonably withheld or delayed. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against Buyer or its Affiliates or their assets, employees or business.
          (ii) If the Sellers fail to assume the defense of such Claim or, having assumed the defense and settlement of such Claim, fails reasonably to contest such Claim in good faith, or the remedy sought by the claimant with respect to such Claim is not solely for money damages, Buyer, without waiving its right to indemnification, may, but is not required to, assume the defense and settlement of such Claim at Sellers’ expense; provided, however, that (A) the Sellers shall cooperate with Buyer in the defense and settlement of such Claim in any manner reasonably requested by Buyer, and (B) Buyer shall not settle such Claim without the written consent of the Sellers, which consent shall not be unreasonably withheld or delayed.
     (d) Prompt Payment. With regard to claims for which indemnification is payable hereunder, such indemnification shall be paid promptly by the Sellers or Buyer upon demand by Buyer or the Sellers, as the case may be.
     6.5 Confidentiality. The Sellers acknowledge that the Intellectual Property and all other confidential or proprietary information with respect to the business and operations of the Company are valuable, special and unique. The Sellers shall not, at any time after the Closing Date, disclose, directly or indirectly, to any Person, or use or purport to authorize any Person to use any Intellectual Property, confidential or proprietary information with respect to the Company or Buyer, whether or not for the Seller’s own benefit, without the prior written consent of Buyer, including without limitation, information as to the financial condition, results of operations, customers, suppliers, products, products under development, inventions, sources, leads or methods of obtaining new products or business, Intellectual Property, pricing methods or formulas, cost of supplies, marketing strategies or any other information relating to the Company or Buyer which could reasonably be regarded as confidential, but not including information which is or shall become generally available to the public other than as a result of an unauthorized disclosure by a Seller or its representatives. Nothing in this Section 6.5 shall in any way alter the rights or obligations of the parties under the TRSI License or with respect to the information disclosed or available pursuant to the TSRI License or the Use Agreement, dated July 20, 2010, but effective as of November 1, 2009 (the “OPKO Use Agreement”) between TSRI and Buyer. The Sellers acknowledge that Buyer would not enter into this Agreement without the assurance that all such confidential and proprietary information will be used for the exclusive benefit of the Company and the Surviving Entity.

     6.6 Continuing Obligations. The restrictions set forth in Section 6.5 are considered by the parties to be reasonable for the purposes of protecting the value of the business and goodwill of the Company and Buyer. Buyer and the Sellers acknowledge that Buyer would be irreparably harmed and that monetary damages would not provide an adequate remedy to Buyer in the event the covenants contained in Section 6.5 were not complied with in accordance with their terms. Accordingly, the Sellers agree that any breach or threatened breach by any of them of any provision of Section 6.5 shall entitle Buyer to injunctive and other equitable relief to secure the enforcement of these provisions, without posting a bond, in addition to any other remedies which may be available to Buyer, and that Buyer shall be entitled to receive from the Sellers reimbursement for all reasonable attorneys’ fees and expenses incurred by Buyer in enforcing these provisions
ARTICLE 7
Closing
     7.1 Closing. The transfers and deliveries to be made pursuant to this Agreement shall take place on the Closing Date at the offices of the Buyer at 4400 Biscayne Boulevard, Miami, Florida 33137 (the “Closing”). All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.
     (a) At Closing, the Company shall deliver to Buyer (i) all of the certificates representing the Securities indicated next to each Shareholder’s name on Schedule 2.3(b)(i), (ii) written agreements from each of the Optionholders evidencing the consent of each such Optionholder to accept the Merger Consideration payable hereunder in exchange for the termination and cancellation of the Securities indicated next to such Optionholder’s name on Schedule 2.3(b)(ii), (iii) the effective written resignations of such of the directors and officers of the Company as may be requested by Buyer, and (iv) such other documents and instruments as Buyer may reasonably request.
     (b) At Closing, Buyer (i) shall deliver the Closing Date Payment portion of the Merger Consideration in accordance with Section 2.3(b), and (ii) the amounts required for satisfaction of the Notes and the Effective Time Payables, as provided in Sections 2.3(c) and 2.3(d).
     (c) At Closing, the Company shall deliver to Buyer the canceled Notes and all consents and approvals of governmental authorities and other Persons required to consummate the transactions contemplated by this Agreement (including without limitation the consent and approval of its Board of Directors and Shareholders), each of which shall have been obtained without the imposition of any adverse terms or condition which would adversely affect Buyer or its ability to operate the Company after the Closing.
ARTICLE 8
Sellers’ Representative
     8.1 Sellers’ Representative.

     (a) Each Seller, by virtue of his, her or its execution of this Agreement, shall be deemed to have consented and agreed to the appointment, effective as of the Closing Date, of KUR, LLC as the Sellers’ Representative for purposes of this Agreement, as attorneys-in-fact for such Seller, with full power of substitution and authority to:
          (i) approve the allocation of funds and payment instructions, and the other terms and conditions set forth in the Paying Agent Agreement;
          (ii) execute any amendment or waiver of this Agreement and any other document or instrument necessary or advisable in order to carry out the provisions of this Agreement;
          (iii) to give and receive notices and communications;
          (iv) to dispute any claim for indemnification hereunder;
          (v) to agree to, negotiate, enter into settlements and compromises of, any dispute or claims of Buyer’s Indemnifiable Losses, and to take all actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing; provided, however, that the Sellers’ Representative shall not have the power or authority to execute an amendment, waiver, document or other instrument that, notwithstanding any other provision to the contrary, increases in any respect the obligations or liabilities of any Seller without the prior written consent of such Seller. KUR, LLC hereby consents and agrees to such appointment pursuant to this Section 8.1. Buyer may rely conclusively on any actions taken by Joseph Collard or his designee appointed in writing on behalf of the Sellers’ Representative, as an authorized action of the Sellers’ Representative.
     (b) In all matters relating to this ARTICLE 8, the Sellers’ Representative shall be the only party entitled to assert the rights of Seller Indemnified Persons. The Sellers shall be bound by all actions taken by the Sellers’ Representative in its capacity as such. Buyer is authorized to rely conclusively on any such action of the Sellers’ Representative as being the duly authorized action of the Sellers and no party shall have any cause of action against Buyer for any action taken by Buyer in reliance upon the instructions, decisions or actions of the Sellers’ Representative. The Buyer shall be entitled to rely on all statements, representations, decisions and actions of the Sellers’ Representative.
     (c) The Sellers’ Representative shall promptly provide written notice to the Sellers of any action taken on their behalf by the Sellers’ Representative pursuant to the authority delegated to the Sellers’ Representative under this ARTICLE 8. The Sellers’ Representative shall at all times act in his or her capacity as Sellers’ Representative in a manner that the Sellers’ Representative believes to be in the best interests of the Sellers. Neither the Sellers’ Representative, nor any of its directors, officers, agents or employees, if any, shall be liable to any Person for any error of judgment, or any action taken, suffered or omitted to be taken, under this Agreement, except in the case of its gross negligence, bad faith or willful misconduct. The Sellers’ Representative may consult with legal counsel, independent public accountants and other experts selected by him or her and shall not be liable for any action taken or omitted to be taken in good faith by him or her in accordance with the advice of such counsel, accountants or experts. The Sellers’ Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement. As to any matters not expressly provided for in this Agreement, the Sellers’ Representative shall not exercise any discretion or take any action.

     8.2 Capitalization of Sellers’ Representative. Each of the Sellers, by execution of this Agreement, confirms that such Seller has subscribed for and accepted a member’s interest in Sellers’ Representative in exchange for the transfer and assignment to Sellers’ Representative of such Seller’s right, title and interest in and to the Deferred Merger Consideration, such member’s interest to be initially issued pro rata based on such Seller’s Percentage Interest in the Merger Consideration. Each Seller agrees to execute and deliver such documentation, and to take such actions, as may be reasonably requested by the Board of Managers of Sellers’ Representative to confirm such transfer and assignment and the acceptance if such member’s interest in consideration of such transfer and assignment.
ARTICLE 9
Miscellaneous
     9.1 Further Assurances. The parties agree to deliver any and all other instruments or documents required to be delivered pursuant to, or necessary or proper in order to give effect to, the provisions of this Agreement.
     9.2 Publicity. The parties agree to cooperate in issuing any press release or other public announcement concerning this Agreement or the transactions contemplated hereby. Nothing contained herein shall prevent any party from at any time furnishing any information to any governmental authority which it is by law or otherwise so obligated to disclose or from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party’s disclosure obligations under applicable Law or the rules of the SEC or any exchange on which a company’s securities are traded.
     9.3 Assignment of Rights. The Company shall, without the payment of any additional consideration by Buyer or Merger Sub, take all such actions as may be required to transfer all of its right, title and interest in and to all assets, Intellectual Property, contracts, agreements or other rights which are utilized by or for the benefit of the Company in the conduct of its respective business so as to ensure that all such rights, title and interest inure to the benefit of the Merger Sub.
     9.4 Notices. Any notice or other communication under this Agreement shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below their names on the signature pages of this Agreement (or at such other addresses as shall be specified by the parties by like notice), and with respect to the Shareholders and Optionholders, to the addresses set forth on Schedules 2.3(b)(i) and 2.3(b)(ii). Such notices, demands, claims and other communications shall be deemed given when actually received or (a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery, (b) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise. A copy of any notices delivered to Buyer shall also be sent to OPKO Health, Inc., 4400 Biscayne Boulevard, Miami, Florida 33137, Attn: Kate Inman, Deputy General Counsel, Fax (305) 575-4140. A copy of any notices delivered to any Seller or to the Sellers’ Representative shall also be sent to Edwards Angell Palmer & Dodge, LLP, 525 Okeechobee Blvd, Suite 1600,West Palm Beach, FL 33401, Attn: Jonathan E. Cole.

     9.5 Entire Agreement. This Agreement, its schedules and exhibits, contain every obligation and understanding between the parties relating to the subject matter hereof, merges all prior discussions, negotiations and agreements, if any, between them relating to the subject matter hereof, and none of the parties shall be bound by any representations, warranties, covenants, or other understandings, other than as expressly provided or referred to herein or therein. The parties acknowledge that the execution and delivery of this Agreement shall not in any manner affect the TSRI License and the OPKO Use Agreement, which shall continue in effect in accordance with their respective terms.
     9.6 Assignment. This Agreement may not be assigned by any party without the written consent of the other party; provided that Buyer may assign this Agreement to an Affiliate, whether such Affiliate currently exists or is formed in the future. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.
     9.7 Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant hereof may be amended by the parties hereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed on behalf of the appropriate party by a person who, to the extent applicable, has been authorized by its Board of Directors to execute waivers, extensions or amendments on its behalf. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such party’s rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.
     9.8 No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.
     9.9 Severability. In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.
     9.10 Expenses. Each party agrees to pay, without right of reimbursement from the other party, the costs incurred by it incident to the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, costs incident to the preparation of this Agreement, and the fees and disbursements of counsel, accountants and consultants employed by such party in connection herewith.

     9.11 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.
     9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     9.13 Litigation; Prevailing Party. In the event of any litigation with regard to this
     9.14 Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay upon demand all reasonable fees and expenses of counsel for the prevailing party.
     9.15 Injunctive Relief. It is possible that remedies at law may be inadequate and, therefore, the parties hereto shall be entitled to equitable relief including, without limitation, injunctive relief, specific performance or other equitable remedies in addition to all other remedies provided hereunder or available to the parties hereto at law or in equity.
     9.16 Governing Law. This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of Florida without reference to the choice of law principles thereof.
     9.17 Jurisdiction and Venue. This Agreement shall be subject to the exclusive jurisdiction of the state and federal courts of Broward County, Florida. The parties to this Agreement irrevocably, unconditionally, and expressly agree to submit to the jurisdiction of the courts of the State of Florida for the purpose of resolving any dispute among the parties relating to this Agreement or the transactions contemplated hereby. The parties waive, to the fullest extent permitted by law, any objection to jurisdiction they may now or hereafter have to the laying of venue of any suit, action, or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or any judgment entered by any court in respect hereof brought in the State of Florida, and further irrevocably waive any claim that any suit, action or proceeding brought in Broward County, Florida has been brought in an inconvenient forum.
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IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

BUYER: OPKO Pharmaceuticals, LLC
By:
Name: Title: 4400 Biscayne Boulevard Miami, Florida 33137 USA Attn: Facsimile:

MERGER SUB: OPKO CURNA LLC
By:
Name: Title: 4400 Biscayne Boulevard Miami, Florida 33137 USA Attn: Facsimile:

SHAREHOLDERS: JOSEPH W. COLLARD

LOTTA COLLARD

CLAES WAHLESTEDT PH.D.

THE SCRIPPS RESEARCH INSTITUTE
By:
Name:
Title:

MOHAMMAD ALI FAGHIHI

OPTIONHOLDERS FRANK YOUNG

OLGA KHORKOVA SHERMAN

BELINDA DE LEON

CARLOS COITO

DAVID COREY

COMPANY: CURNA, INC.
By:
Joseph W. Collard, President

PAYING AGENT ANGELL CORPORATE SERVICES, INC.
By:
Jonathan E. Cole, President
c/o Edwards Angell Palmer & Dodge LLP 525 Okeechobee Blvd., Suite 1600 West Palm Beach, FL 33401

SELLERS’ REPRESENTATIVE KUR, LLC
By:
	Name:	Joseph W. Collard
	Title:	Manager and President Address: 1004 Brooks Lane Delray Beach, FL 33483

* The Disclosure Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation
S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules or exhibits upon request by the Securities and Exchange Commission.